SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
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_______________________AAON, INC.________________________
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_________________________________________________________
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AAON, INC.

Notice of
Annual Meeting
May 12, 2022
and
Proxy Statement

AAON, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
May 12, 2022

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of AAON, Inc., a Nevada corporation (the “Company”), will be held on Tuesday, May 12, 2022 at 10:00 A.M. (Local Time), at 2440 South Yukon, Tulsa, Oklahoma, for the following purposes, as more fully described in the accompanying proxy statement (“Proxy Statement”):

1.    To elect two Class I Directors for terms ending in 2025;

2.    To approve (on a non-binding, advisory basis) the compensation of our named executive officers;

3.    To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022; and

4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 12, 2022.

We have elected to take advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is being mailed concurrently to our stockholders. The Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the meeting. You may vote your shares in person at the meeting, by internet, by telephone or by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials.

Our Proxy Statement and Annual Report on Form 10-K, are available at www.proxyvote.com

By Order of the Board of Directors

Tulsa, Oklahoma	Luke A. Bomer
March 31, 2022	Secretary

AAON, INC.
2425 South Yukon
Tulsa, Oklahoma 74107

PROXY STATEMENT

This statement is furnished in connection with the solicitation by the Board of Directors of AAON, Inc., for proxies to be used at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 12, 2022, at the time and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement. Unless the context otherwise requires, references herein to “AAON”, “we”, “us”, “our” or “ours” refers to AAON, Inc., a Nevada corporation.

Pursuant to provisions of our Bylaws and action of our Board of Directors, the close of business on March 15, 2022, has been established as the time and record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting. The stock transfer books will not be closed.

Stockholders of record on the record date are entitled to cast their votes at the Annual Meeting in person or by internet, telephone or properly executed proxy. The presence, by any of these means, of at least a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. If a quorum is not present at the time the Annual Meeting is convened, we may adjourn or postpone the meeting.

Determination of whether a proposal specified in the Notice of 2022 Annual Meeting of Stockholders has been approved will be determined, assuming a quorum is present either in person or by proxy, as follows:

•Proposal No. 1. A nominee for director will be elected if a majority of the stockholders voting on the nominee’s election vote in favor such nominee’s election. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the director nominees.

•Proposal No. 2. The proposal to approve, on an advisory basis, the compensation of our named executive officers will require the affirmative vote of a majority of the voting shares that are present at the Annual Meeting in person or by proxy and entitled to vote on this proposal. An abstention will have the effect of a vote against this proposal. A broker non-vote will have no effect on the outcome of the vote on this proposal.

•Proposal No. 3. The proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022 will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the proposal. An abstention will have the effect of a vote against this proposal. Brokers have discretionary authority and may vote on the proposal without having instructions from the beneficial owners or persons entitled to vote thereon.

You may vote in several different ways:

In person at the Annual Meeting

You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the toll-free telephone number indicated on the voting instructions you will receive. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By Internet

You may vote by going to the Internet web site indicated on the voting instructions you will receive. Confirmation that your voting instructions have been properly recorded will be provided.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Central time on May 11, 2022. A mailed proxy card must be received by May 11, 2022, in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Proxies received in advance of the meeting may be revoked at any time prior to the voting thereof, either by giving notice to the Secretary of AAON or by personal attendance at the meeting.

We have adopted a procedure approved by the SEC called “householding” pursuant to which stockholders of record who have the same address and last name and who request a written copy of our Annual Report and Proxy Statement will receive only one copy of such materials unless one or more of these stockholders notify us that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Stockholders electing to vote over the Internet should understand that there may be costs associated with electronic access (such as charges from their Internet access provider) and that these costs must be borne by the stockholder.

Stockholders currently receiving multiple copies of our Annual Report and Proxy Statement at their household can request householding by contacting our transfer agent at 1-801-277-1400 or writing to Issuer Direct Corporation, One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603. Stockholders now participating in householding who wish to receive a separate document in the future may do so in the same manner. Those owning shares through a bank, broker or other nominee may request householding by contacting the nominee.

This Proxy Statement, the Notice of Annual Meeting and accompanying proxy card, as well as our 2021 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31,

2021), can also be found at our website (www.aaon.com). Copies of exhibits omitted from the Annual Report on Form 10-K are available without charge upon written request to Rebecca Thompson, 2425 S. Yukon, Tulsa, Oklahoma 74107, or may also be obtained at the Securities and Exchange Commission’s website at www.sec.gov.

Important Notice Regarding COVID-19

We recognize the importance our stockholders place on the Annual Meeting and also appreciate the opportunity it affords for them to engage with senior management. We also understand that it provides a convenient forum for our stockholders to acquire first-hand exposure to, and ask questions of our management. In an attempt to preserve the benefits of the traditional meeting format, while also recognizing the complications associated with COVID-19, we suggest that our stockholders not able to attend in-person consider availing themselves of the following opportunities:

•Questions for Management?
◦Stockholders are encouraged to submit questions for management without having to attend the Annual Meeting in person. To do so, questions may be submitted to annualmeeting@aaon.com. Appropriate questions will be presented for management to respond at the Annual Meeting. We retain discretion to reject questions that are improper, irrelevant, substantially similar to questions submitted by other stockholders or are otherwise derogatory or not in good taste.

•Recording of Management Presentation and Q&A Session.
◦We plan to record the management presentation and question and answer portions of the Annual Meeting and make these recordings available on our website (www.aaon.com) promptly following the Annual Meeting.

We are sensitive to the fluid nature of COVID-19 developments and will promptly announce any such major updates.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 15, 2022 (the record date), we had issued a total of 52,570,499 shares of $.004 par value Common Stock, our only class of stock outstanding. Each share is entitled to one vote on all matters submitted to a vote by stockholders.

The following table sets forth as of March 15, 2022, the aggregate number of our shares of Common Stock owned by each person known by us to be the beneficial owner of more than 5% of our Common Stock:

Name and address of beneficial owner	Number of shares owned		Percent of Class
Norman H. Asbjornson	9,596,213	(1)	18.25%
2425 South Yukon
Tulsa, OK 74107

Blackrock, Inc.	6,298,571	(2)	11.98%
55 East 52nd Street
New York, NY 10055

Kayne Anderson Rudnick Investment Management LLC, Virtus Investment Advisers, Inc and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund	4,383,475	(3)	8.34%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

The Vanguard Group	4,432,454	(4)	8.43%
100 Vanguard Blvd.
Malvern, PA 19355

Neuberger Berman Group LLC & Neuberger Berman Investment Advisers LLC	3,023,754	(5)	5.75%
1290 Avenue of the Americas
New York, NY 10104

(1) Includes 7,074 shares under AAON's 401(k) plan, 350,943 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting, 994 shares of restricted stock that will vest within 60 days of the Annual Meeting, 154,000 shares owned by his foundation and 554,910 shares held as trustee of trusts for the benefit of his grandchildren. Mr. Asbjornson has sole voting and investment powers with respect to all shares beneficially owned by him.

(2) This share ownership information was provided in a Schedule 13G/A filed January 27, 2022, which discloses that BlackRock, Inc. possesses sole voting power of 6,251,490 shares and sole dispositive power of all of the reported shares.

(3) This share ownership information was provided in a Schedule 13G/A filed on February 14, 2022, which discloses that Kayne Anderson Rudnick Investment Management LLC possesses sole voting power of 845,178 shares and sole dispositive power of 957,875 shares, and with Virtus Investment Advisers, Inc. possesses shared voting power and shared dispositive power of 3,425,600 shares.

(4) This share ownership information was provided in a Schedule 13G/A filed on February 9, 2022, which discloses that The Vanguard Group possesses shared voting power of 79,502 shares, sole dispositive power of 4,315,790 shares and shared dispositive power of 116,664 shares.

(5) This share ownership information was provided in a Schedule 13G/A filed on February 11, 2022 which discloses that Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC possess shared voting power of 2,987,791 and shared dispositive power of all the reported shares.

The following table sets forth as of March 15, 2022, the aggregate number of shares of our Common Stock owned of record or beneficially by each current director, nominee for director, each person named in the Summary Compensation Table (herein, “Named Executive Officers”) and all directors, nominees for director and Named Executive Officers as a group:

Name and address of beneficial owner	Number of shares owned	(1)	Percent of Class
Norman H. Asbjornson	9,596,213	(2)	18.25%
Scott M. Asbjornson	1,427,659	(3)	2.72%
Gary D. Fields	131,523	(4)	*
Angela E. Kouplen	19,413	(5)	*
Paul K. Lackey, Jr.	66,037	(6)	*
Caron A. Lawhorn	5,354	(7)	*
Stephen O. LeClair	13,948	(8)	*
A. H. McElroy II	85,151	(9)	*
David R. Stewart	1,000	(10)	*
Larry G. Stewart	9,705	(11)	*
Rebecca A. Thompson	96,118	(12)	*
Stephen E. Wakefield	103,603	(13)	*
Bruce Ware	—		*

Directors, nominees and Named Executive Officers as a group (12 persons) (14)	10,128,065	(14)	19.27%

(1)	All shares are held beneficially and of record and the owner has sole voting and investment power with respect thereto, except as otherwise noted.

(2)	Includes 7,074 shares under AAON's 401(k) plan, 350,943 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting, 994 shares of restricted stock that will vest within 60 days of the Annual Meeting, 154,000 shares owned by his foundation and 554,910 shares held as trustee of trusts for the benefit of his grandchildren.

(3)	Mr. Scott M. Asbjornson retired from the Company prior to fiscal 2021 year-end. Mr. Asbjornson's shares are as of December 31, 2021, based on information provided to the Company by Mr. Asbjornson.

(4)	Includes 2,855 shares under AAON's 401(k) plan, 106,342 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting, 724 shares of restricted stock that will vest within 60 days of the Annual Meeting and 1,500 shares held as trustee of trusts for the benefit of his grandchildren.

(5)	Includes 469 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(6)	Includes 2,980 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(7)	Includes 1,851 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(8)	Includes 1,341 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(9)	Includes 2,980 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(10)	Includes 1,000 shares held by the beneficial owner's IRA.

(11)	Includes 910 shares under AAON's 401(k) plan, 8,228 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting, and 194 shares of restricted stock that will vest within 60 days of the Annual Meeting.

(12)	Includes 1,287 shares under AAON's 401(k) plan and 89,220 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting.

(13)	Includes 5,993 shares under AAON's 401(k) plan and 95,788 shares issuable upon exercise of stock options exercisable currently or within 60 days of the Annual Meeting.

(14)	Includes 650,521 shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of the Annual Meeting and 11,533 shares of restricted stock that will vest within 60 days of the Annual Meeting by all directors and Named Executive Officers.

The number of shares and percentage of ownership for "All Directors, nominees and Name Executive Officers as group" does not include any shares beneficially owned by Scott M. Asbjornson, because he is not serving as an executive officer.
* Less than 1%.

DIRECTORS AND EXECUTIVE OFFICERS

General

Our Board of Directors is currently comprised of nine members. Our Bylaws (the "Bylaws") divide the Board of Directors into three classes having staggered terms of three years each, with Classes I, II and III having terms expiring at the Annual Meeting of Stockholders in 2022, 2023 and 2024, respectively. The Bylaws provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 90 and not more than 120 days in advance of the anniversary date of the immediately preceding annual meeting.

On the recommendation of our Governance Committee, the Board of Directors has nominated A.H. McElroy II and Bruce Ware, current members of the Class I Directors, whose terms expire at the 2022 Annual Meeting, for re-election to the Board. The persons named in the proxy will vote for the election of each of Mr. McElroy and Mr. Ware. Each of the above named nominees have consented to being named in this Proxy Statement and to serve if elected.

Paul K. Lackey, Jr., who has served as a member of the Class I Directors since 2007, will complete his term at the 2022 Annual Meeting and, as previously announced, not stand for re-election.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, the Board has no reason to believe that any nominee will be unavailable.

Nominees:

Class I - Terms Expire in 2022

Name	Age	Current Position	Director Since
A.H. McElroy II	59	Director	2007
Bruce Ware	46	Director	2021

Directors Continuing in Office:

Class II - Terms Expire in 2023

Name	Age	Current Position	Director Since
Caron A. Lawhorn	61	Director	2019
Stephen O. LeClair	53	Director	2017
David R. Stewart	66	Director	2021

Class III - Terms Expire in 2024

Name	Age	Current Position	Director Since
Norman H. Asbjornson	86	Director and Executive Chairman	1988
Gary D. Fields	62	Director, President and CEO	2015
Angela E. Kouplen	48	Director	2016

Director Not Continuing in Office:

Class I - Terms Expire in 2022

Name	Age	Current Position	Director Since
Paul K. Lackey, Jr.	78	Director (1)	2007
(1) Mr. Lackey will not seek re-election to the Board of Directors and will retire upon completion of his term expiring on May 12, 2022.

After the Annual Meeting, assuming the stockholders elect the two nominees of the Board of Directors as set forth above, the Board of Directors of the Company will be:

Name	Age	Position
Norman H. Asbjornson	86	Director and Executive Chairman
Gary D. Fields	62	Director, Chief Executive Officer and President
Angela E. Kouplen	48	Director
Caron A. Lawhorn	61	Director
Stephen O. LeClair	53	Director
A.H. McElroy II	59	Director
David R. Stewart	66	Director
Bruce Ware	46	Director

Biographical Information

Set forth below is a description of the background of each of our continuing directors, nominees for director (* indicates nominees for director) and executive officers. The term of office of each officer ends on the date of the Annual Meeting, subject to extension upon re-election.

Directors

Norman H. Asbjornson served as Chief Executive Officer of AAON since its inception until May 2020, when he transitioned to his current position of Executive Chairman. He has served as a director of AAON since its inception, and currently serves in the class of directors whose terms will expire at the 2024 Annual Meeting. Mr. Asbjornson also served as President of AAON from its inception until November 2016, when the Board of Directors appointed Mr. Gary D. Fields as President. Mr. Asbjornson also serves as the Executive Chairman of the Board of AAON, Inc., an Oklahoma corporation ("AAON-Oklahoma") and Chairman of AAON Coil Products, Inc., both our wholly-owned subsidiaries.

Mr. Asbjornson is the founder of the Company, and his intimate knowledge of the HVAC industry, both from a technical and a business perspective, brings to the Board a unique insight into the Company’s operations in particular, as well as the environment in which the Company operates.

Gary D. Fields has served as President of AAON since November 2016 and Chief Executive Officer since May 2020. He was elected as a director of AAON in 2015, and currently serves in the class of directors whose terms will expire at the 2024 Annual Meeting. Mr. Fields has been involved in the HVAC industry for more than 35 years. From 1983 to 2012, Mr. Fields was an HVAC equipment sales representative at (and, from 2002 to 2012, a member of the ownership group of) Texas AirSystems, the largest independent HVAC equipment and solutions provider in the state of Texas, with locations in Dallas, Fort Worth, Houston, Austin and San Antonio. Mr. Fields has been significantly involved with the Fort Worth, Texas Chapter of ASHRAE (the American Society of Heating, Refrigerating and Air-Conditioning Engineers), having served as Chairman of various ASHRAE committees and ultimately serving as President of the Society. Mr. Fields is currently an owner and President of GKR Partners LTD, an HVAC business development consulting firm, which provided business development advice and consultation to the Company and its sales representatives from 2013 to 2016. Mr. Fields also serves as the President and Chief Executive Officer of AAON-Oklahoma, Chief Executive Officer of AAON Coil Products, Inc. and Chief Executive Officer of BasX, Inc.

Mr. Fields' extensive experience in the HVAC industry provides the Board with valuable insight and knowledge on HVAC markets, including market trends. Mr. Fields' lengthy experience at a large independent HVAC equipment provider also allows him to provide the Board guidance on the Company's sales and marketing activities. In addition, Mr. Fields' detailed knowledge of the Company's product lines (as well as the product lines of the Company's competitors) enables him to provide the Board with unique insight into the Company's strengths and strategic opportunities to improve its position in the marketplace.

Angela E. Kouplen was elected for an initial two-year term as a director of AAON in 2016, and currently serves in the class of directors whose terms will expire at the 2024 Annual Meeting of stockholders. She serves as a member of our Audit Committee and our Compensation Committee. Ms. Kouplen has over 20 years of experience at multiple energy companies, with an emphasis on information technology (“IT”), contract management, sourcing/vendor relations, human resource management, strategy and governance. From 1997 through 2007, Ms. Kouplen worked at CITGO Petroleum, a petroleum refining, marketing and transportation company, in various IT related positions, including Manager - E-Business Strategy and Alliance, as well as Manager - Third Party Applications and Applications Development. From 2007 through 2010, Ms. Kouplen served Williams Companies, a Tulsa based publicly traded energy company, in the position of Manager - Sourcing Management Office. From 2010 through 2011, Ms. Kouplen served Williams Companies as Manager - IT Strategy and Governance.

In 2012, Ms. Kouplen transitioned from Williams Companies to WPX Energy, a Tulsa based stand-alone publicly traded energy company previously part of the Williams Companies. Following the move to WPX Energy, from 2012 through 2014, Ms. Kouplen served as Director - Talent Acquisition and Leadership, from 2015 to 2016 she served as Vice President - Information Technology, from 2016 to November 2018, she served as Vice President of Administration and Chief Information Officer and from November 2018 to March 2021 served as Senior Vice President of Administration and Chief Information Officer. Since August 2021, Ms. Kouplen has served as the Interim Chief Information Officer at the University of Tulsa. Ms. Kouplen holds a bachelor’s degree in Management from Oklahoma State University and an M.B.A from the University of Tulsa.

Ms. Kouplen’s extensive experience in IT related positions provides the Board with valuable insight and enhanced knowledge on IT matters, which are increasingly vital to the Company’s operations and success. Additionally, Ms. Kouplen brings to the board experience in sourcing/vendor relations and human resources; two areas which the Board views as vital to the future growth and profitability of the Company. Ms. Kouplen's diverse and lengthy experience in senior management and executive level positions at large publicly traded companies allows her to provide the Board guidance on the Company’s IT practices, human resources programs and sourcing/vendor relations activities, while also giving her the ability to compare such practices against those of other publicly traded companies, all of which strengthen the effectiveness and broaden the skill set of our Board.

Caron A. Lawhorn was elected as a director of AAON in January 2019, and currently serves in the class of directors whose terms will expire at the 2023 Annual Meeting. She is a certified public accountant and serves as Chair of our Audit Committee and a member of our Governance Committee. Ms. Lawhorn has over 35 years of experience in various accounting, finance, operational and executive positions. Ms. Lawhorn currently serves as Senior Vice President and Chief Financial Officer of ONE Gas, Inc. (a position she has held since March 1, 2019), and in such role is responsible for finance, accounting, treasury functions, investor relations, and environmental, social, and governance ("ESG") reporting. Prior to her current role, she served as Senior Vice President, Commercial, a position she held from ONE Gas’s separation from ONEOK, Inc. in January, 2014. Prior to ONE Gas’s separation from ONEOK, Ms. Lawhorn served in the same role at ONEOK. Prior to assuming the role of Senior Vice President, Commercial for ONEOK, Ms. Lawhorn was the President of ONEOK’s natural gas distribution segment. From July 2009 to March 2011, she served as Senior Vice President, Corporate Planning and Development of ONEOK and ONEOK Partners, responsible for business development, strategic and long-range planning and capital investment. Ms. Lawhorn became Senior Vice President and Chief Accounting Officer of ONEOK in 2007, adding responsibility for ONEOK Partners in 2008. Prior to that, she was Senior Vice President of Financial Services and Treasurer of ONEOK. Ms. Lawhorn joined ONEOK in 1998, after serving as a Senior Manager at KPMG and Chief Financial Officer of Emergency Medical Services Authority in Tulsa.

Ms. Lawhorn’s extensive background in various accounting, finance, operational and executive positions provides the Board with significant accounting and financial expertise and assists the Board’s ongoing efforts to advance the Company’s accounting and corporate governance practices. Ms. Lawhorn’s public company experience also allows her to compare our practices against those of other public companies and provide input and guidance on strengthening our practices and procedures.

Stephen O. (“Steve”) LeClair was elected as a director of AAON in 2017 and currently serves in the class of directors whose terms will expire at the 2023 Annual Meeting. He is a member of our Compensation Committee and Governance Committee. Mr. LeClair has over 25 years of experience in various executive, manufacturing, finance, sales and operational positions. Mr. LeClair currently serves as Chief Executive Officer of Core & Main, Inc. (NYSE: CNM) (a position he has held since August 2017), and in such role is responsible for leading the nation’s largest distributor of water, sewer, storm and fire protection products. Prior to his current role, he served as President of HD Supply Waterworks from December 2011 to August 2017, Chief Operating Officer from 2008 to 2011, and President of Lumber and Building Materials from April 2007 until its divestiture to ProBuild Holdings in 2008. Mr. LeClair joined Core & Main in 2006 as Senior Director of Operations. Prior to joining Core & Main, Mr. LeClair was a Senior Vice President at General Electric (GE) Capital Equipment Services from 2002 to 2005, and from 1992 to 2002 held various roles at GE Appliances and Power Generation in distribution, manufacturing and sales. Mr. LeClair is a graduate of GE Power Generation’s Manufacturing Management Program. He was previously a member of the Saint Louis University’s International Business School Advisory Board. Mr. LeClair holds a bachelor’s degree in Mechanical Engineering from Union College and an M.B.A. degree from the University of Louisville.

Mr. LeClair’s extensive experience in operations, distribution, manufacturing and sales at two large public companies brings to the Board strategic and operational expertise that provides valuable insight to the Board across several phases of AAON’s business. Mr. LeClair’s public company experience also allows him to compare and assess the differences in our operations and functions against other publicly traded companies, which enables him to provide input and guidance on strengthening the practices of AAON.

*A.H. (“Chip”) McElroy II was elected as a director of AAON in 2007, and currently serves in the class of directors whose terms will expire at the 2022 annual meeting of stockholders. He is Chair of our Compensation Committee and serves as a member of our Governance Committee. Since 1997 Mr. McElroy has served as President, CEO and Chairman of McElroy Manufacturing, Inc., a privately held manufacturing company based in Tulsa, Oklahoma. Since 2002, Mr. McElroy has also served as Chairman of Southern Specialties Co., a privately held specialty sheet metal manufacturer. Since 2016, Mr. McElroy has served on the board of directors of Pryer Aerospace, a privately held Tulsa, Oklahoma based aerospace structural component and sheet metal manufacturer, and from 2016 to June 2019, served on the Advisory Board of HydroHoist Marine Group, a privately held Claremore, Oklahoma based boat lift manufacturer. Since 2017, Mr. McElroy has served as a member on the local advisory board of directors of Ascension St. John Health System, a healthcare system in northeastern Oklahoma and Southern Kansas.

Mr. McElroy’s extensive experience in managing a privately held manufacturing company brings to the Board substantial knowledge of operational and budgetary efficiencies, as well as technology-related applications which benefit the Company's general manufacturing processes.

David R. Stewart was elected as a director of AAON in October 2021, and currently serves in the class of directors whose terms will expire at the 2023 Annual Meeting. Mr. Stewart brings over 40 years of professional experience to the Board. Mr. Stewart currently serves as Chief Administrative Officer and Trustee of the Oklahoma Ordnance Works Authority located in Pryor, Oklahoma, an industrial public trust that owns and operates MidAmerica Industrial Park. Mr. Stewart was appointed to his current position in December 2012 by the former Governor of Oklahoma, Mary Fallin. MidAmerica Industrial Park consists of 9,000 acres and is home to over 80 companies in diverse industries (including Google, DuPont and Chevron Phillips), employing approximately 4,500 people. MidAmerica Industrial Park is one of the largest industrial parks in the U.S. and top ten in the world with on-site rail, water and electric power. Prior to his current position, Mr. Stewart served as Chief Executive Officer of Cherokee Nation Businesses, LLC. During his tenure as CEO of Cherokee Nation Businesses, LLC, Mr. Stewart, also a member of the Cherokee Nation, helped negotiate the State-Tribal Gaming Compact in 2004, and also led the Cherokee Nation’s efforts to successfully diversify its business portfolio to include a wide range of non-gaming enterprises employing over 3,500 people.

Mr. Stewart earned his Master of Science and Bachelor of Science degrees from Oklahoma State University and is a certified public accountant. Mr. Stewart was appointed by Governor Kevin Stitt to (and currently serves on) the Oklahoma State Board of Career and Technology Education, which provides oversight of the career technical training system in the state of Oklahoma. He also serves on the Board of
Directors of the State Chamber of Oklahoma and the Tulsa Regional Chamber, where he also serves on the Executive Committee as Vice-Chair for Government Affairs. Additionally, Mr. Stewart serves on the Advisory Board of Equity Bank, a wholly-owned subsidiary of Equity Bancshares, Inc., a publicly traded bank holding company headquartered in Wichita, Kansas operating more than 50 full-service branches in Arkansas, Kansas, Missouri and Oklahoma, and recently served on the Advisory Council to the Oklahoma Department of Commerce concerning economic development and workforce related matters.

Mr. Stewart's extensive executive leadership and operations experience brings the Company valuable skills and insight to the Board in several strategic areas. His experience previously serving as the CEO of the Cherokee Nations Businesses, LLC and current role as Chief Administrative Officer of MidAmerica Industrial Park, benefit the Company's executive leadership practices.

*Bruce Ware was elected as a director of AAON in October 2021, and currently serves in the class of directors whose terms will expire at the 2022 Annual Meeting. Mr. Ware brings significant experience serving in multiple executive and leadership roles at publicly traded companies. Presently, he serves as a Corporate Vice President and Group Head of Joint Venture Capital Raising for DaVita Inc. DaVita is a Fortune 500 NYSE publicly traded health care services company and one of the largest providers of kidney care services in the U.S., with over 2,800 outpatient dialysis centers in the U.S. and over 330 outpatient dialysis centers in ten other countries.

Mr. Ware earned a Master of Business Administration from Harvard Business School, a Master in Public Affairs from The University of Texas at Austin and a Bachelor degree in Business Administration in Banking and Finance from The University of Mississippi at Oxford. He also serves on the Board of Directors of Blackhawk Bancorp, Inc., the parent company of Blackhawk Bank, a Beloit, Wisconsin headquartered financial institution operating eleven full-service banking centers in Wisconsin and Illinois, as well as the University of Mississippi National Alumni Board. Additionally, Mr. Ware served as a Trustee of Uplift Charter Schools, a high-performing, multi-site K-12 public charter school system in Dallas, Texas, which serves over 17,000 students.

Mr. Ware's executive roles at multiple publicly traded companies brings experience and skills to help the Company strengthen our practices and policies. Additionally, his extensive experience working with large financial institutions provides AAON with a broader skill-set to further compliment the Board's capabilities and better serve the Company.

Executive Officers

In addition to Norman H. Asbjornson and Gary D. Fields (who are both directors and executive officers of the Company, and whose biographical information may be found in the section above entitled “Directors”), the named executive officers of the Company are:

Name	Age	Current Position

Scott M. Asbjornson (1)	53	Former Vice President, Finance and Chief Financial Officer
Larry G. Stewart (2)	53	Vice President, President of AAON Coil Products
Rebecca A. Thompson	43	Vice President, Finance, Chief Financial Officer and Treasurer
Stephen E. Wakefield	45	Vice President, Chief Operating Officer

(1) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.
(2) Mr. Stewart was Vice President of the Company and President of AAON Coil Products as of December 31, 2021. Mr. Stewart was appointed Executive Vice President of the Company in January 2022.

Scott M. Asbjornson, age 53, served as Vice President, Finance and Chief Financial Officer until his retirement on April 30, 2021. Mr. Asbjornson joined the Company in 1990 and is the son of the Company’s founder and Executive Chairman, Norman H. Asbjornson. Mr. Scott Asbjornson held various positions with the Company and AAON Coil Products, Inc., including Vice President (2007-2010) and President (2010-2012) of AAON Coil Products, Inc.

Larry G. ("Gene") Stewart, age 53, was appointed Executive Vice President of the Company in January 2022. Mr. Stewart most recently served as Vice President of the Company and President of AAON Coil Products since April 2020. From February 2015 to March 2020, Mr. Stewart was a co-owner and the President of North Texas Farm & Garden, a small power engine shop specializing in sales, parts and service of commercial and residential lawn and garden equipment located in Lewisville, Texas. Mr. Stewart previously served as the Aftermarket Business Leader – Parts and Warranty Service for the Company from January 2013 through January 2015. Mr. Stewart was the Parts Sales and Distribution Leader for Texas AirSystems from April 2009 through 2012 and prior to that spent over 11 years in several positions at Trane, including Parts and LCU Equipment Business Leader from January 2006 to April 2009. Mr. Stewart also serves as Executive Vice President of AAON-Oklahoma and President of AAON Coil Products, Inc.

Rebecca A. Thompson, age 43, has served as Vice President, Finance, and Chief Financial Officer of AAON since 2021. Prior to this promotion, Ms. Thompson served as Chief Accounting Officer and Treasurer of the Company since 2017, and Chief Accounting Officer of the Company since 2012. Ms. Thompson previously served as a Senior Manager at Grant Thornton, LLP where she had 11 years of experience in the assurance division. Ms. Thompson has a Bachelor's of Science in Accounting and Master's of Information Systems and Accounting from the University of Tulsa. Ms. Thompson is also a licensed certified public accountant. Ms. Thompson also serves as Chief Financial Officer and Treasurer of AAON-Oklahoma and AAON Coil Products, Inc., and Chief Financial Officer of BasX, Inc.

Stephen E. Wakefield, age 45, Vice President and Chief Operating Officer, joined the Company in 1999. He most recently served as Vice President of Engineering until May 2020, and prior to that held several engineering roles, including Director of Design and Engineering Operations from 2017 to 2018, Senior Manager of Research and Development from 2015 to 2017, and Design Engineering Manager from 2005 to 2015. Mr. Wakefield also serves as Chief Operating Officer of AAON-Oklahoma and AAON Coil Products. Mr. Wakefield has extensive knowledge and experience with all aspects of AAON operations and engineering and product design processes. Mr. Wakefield has a Bachelor's of Science in Mechanical Engineering Technology from Oklahoma State University.

BOARD, COMMITTEE MATTERS AND CORPORATE GOVERNANCE

Leadership Structure of the Board

The business of AAON is managed under the direction of our Board of Directors (“Board”). In accordance with our Bylaws, effective May 2020, we have an Executive Chairman of the Board, who presides as Chairman at all meetings of the Board and stockholders. Our Board has also chosen to elect a lead independent director to perform the duties and responsibilities as the Board may determine.

The Board has determined that our current Board structure, having the Executive Chairman of the Board serve as the presiding officer at all Board and stockholder meetings, and having a lead independent director, is currently the most appropriate leadership structure for the Company and its stockholders. This fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the remaining directors and continuity of leadership. Having a lead independent director demonstrates the Board's recognition of the importance of independent leadership and identifies the individual, appointed by and from the independent directors, selected to act as the leader of the independent directors and helps ensure appropriate discussions take place, in an open and forthright manner, at the Board level. Our Bylaws do not require the person filling the position of Chairman of the Board (whether as Executive Chairman or Non-Executive Chairman) to be an independent director, but we do require our lead independent director to qualify as an independent director under applicable securities laws, rules or regulations, and applicable stock exchange requirements or guidelines. The Board considers and reviews its leadership structure annually by the independent directors in connection with its self-evaluation process. The Board believes its current leadership structure is reasonable, appropriate and in the best interests of the Company and its stockholders.

The Board’s Role in Risk Oversight
The Board has ultimate responsibility for oversight of our risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Company. These reports and Board discussions include, among other things, operational, financial, legal, regulatory and strategic risks. Additionally, our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our size, operations and business objectives. The full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company governance, ethics and compliance policies brought to its attention; considers the Company’s enterprise risk assessment that is part of the Company's strategic planning which identifies control risks and drives the internal audit plan for the ensuing year; reviews the external audit plan; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation Committee reviews compensation and human resource risks. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors as necessary.

Actions taken by the Board outside of Board meetings are consented to in writing by a memorandum of action in lieu of a meeting, to which all incumbent directors subscribe. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting us.

A description of the fees paid to the directors and members of the Audit Committee, Compensation Committee and Governance Committee can be found under “Executive Compensation - Director Compensation”, herein.

Communicating with the Board

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to the Board of Directors of AAON, Inc., c/o Corporate Secretary, 2425 South Yukon, Tulsa, Oklahoma 74107. The Corporate Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Board or to any specific director to whom the correspondence is directed.

Board Meetings and Annual Meeting Attendance

Our directors are expected to attend Board meetings, meetings of Board committees on which they serve and the Annual Meeting of Stockholders. The Board met eleven times during 2021, and each director participated in 75% or more of the total number of meetings of the Board. We encourage all of our directors to attend AAON’s annual meeting of stockholders and all Board members who were in office at such time attended the 2021 annual meeting.

Executive Sessions

Our Board and Board committees regularly conduct executive sessions of independent directors. Our lead independent director presides over each executive session of the independent directors and the committee chairs preside over executive sessions of each of their respective committees.

Board Committee Structure

Currently, the Board has a standing Audit Committee, Compensation Committee and Governance Committee to assist the Board in carrying out its functions. The Board has determined that each of the Chairs, as well as all committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the table below, followed by a brief description of each committee.

Director	Audit Committee	Compensation Committee	Governance Committee

Angela E. Kouplen	Member	Member	--
Paul K. Lackey, Jr.	Member	--	Chair
Caron A. Lawhorn	Chair	--	Member
Stephen O. LeClair	--	Member	Member
A.H. McElroy II	--	Chair	Member
David R. Stewart	Member	--	--
Bruce Ware	Member	--	--

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Among other things, the Audit Committee is responsible for: selecting and retaining our independent public accountants; preapproving the engagement of the independent accountants for all audit-related services and permissible, non-audit related services; reviewing in advance the scope and focus of the annual audit; and reviewing and discussing with management and the auditors our financial reports, the audited financial statements, the auditor's report, the management letter and the quality and adequacy of our internal controls. In addition, the Audit Committee is responsible for oversight and review of the activities of the Company's internal audit function. The Board has determined that the Chair and the other Audit Committee members are independent under applicable NASDAQ and SEC rules for Audit Committee memberships. The Audit Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. The “Audit Committee Report” for year 2021 is set forth below.

The Audit Committee met a total number of four times during 2021 and the Chair and each committee member participated in 75% or more of the total number of Audit Committee meetings.

The Board has determined that Ms. Lawhorn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 5605(c) of the NASDAQ Stock Market Listing Standards.

Compensation Committee

The responsibilities of the Compensation Committee, as set forth in its charter, include the direct responsibility and authority to review and approve our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, to evaluate the performance of such officers in accordance with the policies and principles established by the Compensation Committee and to determine and approve, either as a Committee, or (as directed by the Board) with the other “independent” Board members (as defined by the NASDAQ listing standards), the compensation level of the Chief Executive Officer and the other executive officers. The Compensation Committee is composed of the three non-employee directors, named in the table above, each of whom is “independent” as defined by applicable NASDAQ and SEC rules for committee memberships. The Compensation Committee is governed by a written charter, a copy of which is available on our website, at www.aaon.com. In accordance with its charter, our Compensation Committee has the sole authority to retain and terminate its compensation consultant and to review its compensation consultant's independence on an annual basis.

The Compensation Committee met a total of nine times during 2021 and the Chair and each committee member participated in 75% or more of the total number of Compensation Committee meetings.

Governance Committee

The responsibilities of the Governance Committee include proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, and maintaining a list of prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in the Board composition requirements. The Committee is also charged with reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition. The Board has determined that the Chair and all Governance Committee members are independent under applicable NASDAQ and SEC rules for committee memberships.

The responsibilities of the Governance Committee also includes the periodic reviews and monitoring of the Company’s corporate governance guidelines (including the Company’s Code of Conduct), recent developments in corporate governance concepts, the Company’s plans for CEO and senior management succession, regulatory requirements relevant to the Company’s corporate governance guidelines to assure the Company’s compliance therewith, and the Company’s Articles of Incorporation and Bylaws.

The Board has determined that the Chair and all Governance Committee members are independent under applicable NASDAQ and SEC rules for committee memberships.

The Governance Committee met a total of four times during 2021 and the Chair and each committee member participated in 75% or more of the total number of Governance Committee meetings.

Our Bylaws also provide that a stockholder may nominate a director for election at an annual meeting if written notice is given to us not less than 90 and not more than 120 days in advance of the anniversary date of the immediately preceding annual meeting.

If and when new vacancies occur in the future, the Board will consider director nominees recommended by stockholders, in accordance with our Bylaws. The Board does not have a formal policy regarding the consideration of, procedures to be followed by, minimum qualifications of or process for identifying or evaluating nominees recommended by stockholders.

Among the criteria developed by the Governance Committee for qualification for director nominees as well as director retention, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of a director. The Governance Committee considers whether the candidate is independent under the standards described below under “Director Independence.” In addition, the Governance Committee considers all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include: a candidate’s age, professional and educational background, reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill responsibilities as a director and as a member of one or more of our standing Board committees. Although the Board does not have a formal diversity policy for Board membership, the Governance Committee considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience.
Nomination of a candidate is not based solely on the factors noted above. When current Board members are considered for nomination for re-election, the Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities to allow the Board to fulfill its responsibilities. The effectiveness of the Board’s skills, expertise and background is also considered as part of each Board and committee annual self-assessment evaluation process conducted at the direction of the Governance Committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, as well as our other employees and directors. Our Code of Business Conduct and Ethics can be found on our website at www.aaon.com. We will also provide any person without charge, upon request, a copy of such Code of Business Conduct and Ethics. Requests may be directed to AAON, 2425 South Yukon Avenue, Tulsa, Oklahoma 74107, attention Rebecca Thompson, or by calling (918) 382-6216.

Transactions with Related Persons

The Company sells products to Fields Mechanical Systems, which is owned by the brother of our President and CEO, Gary Fields. This entity is also one of the Company's independent sales representatives and as such, the Company makes payments to the entity for third party products, which are reflected in our financial statement as amounts Due to Representatives. In 2021, the Company had sales to Fields Mechanical Systems for $3.7 million and made payments to Fields Mechanical Systems of $0.2 million.

The Company purchases signs and other items from Mid-State Signs, which is owned by our Executive Chairman, Norman Asbjornson. In 2021, the Company had purchases from Mid-State Signs of $0.1 million.

The Company sometimes makes sales to President and CEO and Executive Chairman. In 2021, the Company had total combined sales to the President and CEO and Executive Chairman of $0.1 million.

Our Code of Business Conduct and Ethics guides the Board in its actions and deliberations with respect to related party transactions. Under the Code, conflicts of interest, including any involving the directors or any Named Executive Officers, are prohibited except under any guidelines approved by the Board. Only the Board may waive a provision of the Code of Business Conduct and Ethics for a director or a Named Executive Officer, and only then in compliance with all applicable laws, rules and regulations.

Policy Against Hedging Stock

Our Insider Trading Policy (which was adopted by the Board in November 2014) prohibits our directors, officers and other employees, and their designees, from engaging in short sales or from hedging transactions of any nature that are designed to hedge or offset a decrease in market value of such person’s ownership of the Company's equity securities. Our Insider Trading Policy also prohibits our directors, officers and other employees, and their designees, from purchasing financial instruments or engaging in other problematic transactions involving the Company’s equity securities, including, puts, calls, collars, forward contracts or other derivative securities concerning the Company's equity securities. We prohibit such conduct since purchasing such financial instruments or engaging in such transactions would result in the individual no longer being exposed to the full risks of ownership of the Company’s equity securities, which may weaken the alignment of such individual with the objectives of the Company’s stockholders. Additionally, our directors, officers and other employees may not hold their Company equity securities in a margin account.

Whistleblower Procedures

    The Audit Committee has established procedures for the submission of complaints regarding accounting, internal accounting controls, audit and other matters. These procedures include processes for the confidential and anonymous submission of concerns of any such matters by our employees. Our Code of Business Conduct and Ethics prohibits retaliation against employees who report suspected violations of the Code of Business Conduct and Ethics or other misconduct.

Sustainability

Our Company is widely recognized as a leader in the design, manufacture and sale of energy efficient HVAC products. Our product offerings include some of the most energy efficient products in our industry. We have a proud history of challenging conventional wisdom and forging our own path through a never-ending commitment to innovation and continuous improvement of our products and manufacturing methodologies. These underlying principles guide our commitment to environmental stewardship, sustainability and social responsibility. We endeavor to utilize Company resources in a manner that creates long-term value for our stockholders while minimizing our impact on natural resources and the environment.

In 2021, we published our third annual environmental, social, and governance ("ESG") report highlighting sustainability practices, achievements, and long-term targets related to greenhouse gas emissions, hazardous waste recycling, and non-fossil fuel consuming products. AAON also participates in a sustainability benchmarking initiative (Sustainable Tulsa Scor3card) through which we monitor and report in the key areas of energy, material management, water, community stewardship, transportation, communication, and health. AAON achieved Platinum level in this program in 2021. We have an active ESG committee and an internal sustainability committee that provides education opportunities, communications and recommendations to the Company on a regular basis.

In the area of energy efficiency and conservation, each of our plant locations have been actively installing LED lights, with some locations at 95% implementation. The other locations are installing LED lighting for any new fixtures and retrofitting old fixtures with LED where possible. The Company participates in an energy demand response program through the public utility provider to reduce demand during peak hours. Approximately one-quarter of AAON’s energy portfolio is currently derived from renewable sources, and the Company’s Scope 1 and 2 emissions (emissions that occur from sources that are controlled or owned by an organization and emissions associated with the purchase of electricity, steam, heat, or cooling) are being tracked as part of the Scor3card sustainability benchmarking initiative. Energy efficiency has been a priority not only in product development, but also in capital investments which include the acquisition of new, energy efficient equipment for the production floor, new high-speed overhead facility doors, the installation of new HVAC equipment, building control systems, the application of heat and light reflective material to production facilities, along with other behavioral-based energy efficiency changes. We are tracking our energy usage intensity before and after these updates.

In the area of material management, we focus on recycling, reducing, reusing and sourcing more environmentally-friendly materials into our processes. AAON recycled over 13,793 tons of metal in 2021. Through our partnership with a waste to energy facility, we successfully diverted over 460 tons of waste from landfills in 2021. Our facilities also recycle paper, wood, and cardboard where available. We continue to innovate ways to reduce and reuse shipping packaging between facilities and identify new opportunities to reduce or reuse items in our production and administrative areas.

We also strive to add value and support to the communities in which our employees live and work, through financial contributions, employee volunteerism and donations of HVAC equipment to charitable and other civic organizations.

We endeavor to attract, employ and retain a well-rounded, diverse team of individuals. Additionally, we place priorities on developing and maintaining an inclusive and safe workplace and strive to emphasize and support opportunities for our team members to engage in professional and personal development.

Our commitment to these practices runs deep and not only improves the well-being of our workforce, but also contributes to the communities in which we operate and provides the Company the best opportunity to continue to deliver value to our stockholders, team members and all other stakeholders.

Director Diversity

Our directors have a diverse mix of backgrounds, qualifications, skills and experiences that we believe contribute to a well-rounded Board that is positioned to effectively oversee our strategy. We have a balance of new and tenured directors, reflecting our commitment to proactive Board refreshment.

Following Mr. Lackey's retirement and assuming the re-election of Messrs. McElroy and Ware to the Board, the average age of our directors will be 61 years and the median tenure will be 5.5 years.

Following Mr. Lackey's retirement and assuming Mr. McElroy and Mr. Ware are elected to the Board, six of our eight directors or 75% are independent and 50% of our directors are diverse.

Director Independence

The Board has adopted director independence standards that meet and/or exceed listing standards set by NASDAQ. NASDAQ has set forth six applicable tests and requires that a director who fails any of the tests be deemed not independent. The Board has affirmatively determined that Ms. Kouplen, Ms. Lawhorn and Messrs. Lackey, LeClair, McElroy, Stewart and Ware are independent under the Company's guidelines and independence standards of NASDAQ and the SEC. Messrs. Asbjornson and Fields do not qualify as independent under the standards set forth below.

Our director independence standards are as follows:

It is the policy of the Board that a majority of the members of the Board consist of directors independent of AAON and our management. For a director to be deemed “independent,” the Board must affirmatively determine that (apart from his or her status as a director) the director has no material relationship with AAON or its affiliates or any member of the senior management of AAON or his or her affiliates. In making this determination, the Board applies, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations as outlined by the NASDAQ listing standards, the following standards, which it may amend or supplement from time to time:

▪A director who is, or has been within the last three years, one of our employees, or whose immediate family member is, or has been within the last three years a Named Executive Officer, cannot be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.
▪A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and benefits under a tax-qualified retirement plan, or non-discretionary compensation for prior service (provided such compensation is not contingent in any way on continued service), cannot be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee will not be considered in determining independence under this test.
▪A director who (A) is, or whose immediate family member is, a current partner of a firm that is our external auditor; (B) is a current employee of such a firm; or (C) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time cannot be deemed independent.

▪A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present Named Executive Officers at the time serves or has served on that company’s compensation committee cannot be deemed independent.
▪A director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000 or 5% of such other entity’s consolidated gross revenues, other than payments arising solely from investments in AAON’s securities or payments under non-discretionary charitable contribution matching programs, cannot be deemed independent.

For purposes of the independence standards set forth above, the terms:
▪“affiliate” means any consolidated subsidiary of AAON and any other company or entity that controls, is controlled by or is under common control with AAON;
▪“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act, as amended; and
▪“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, death or incapacitation.

In addition to the director independence standards set forth above, the Board also requires the Chairs and all other committee members to satisfy the heightened independence standards set forth under applicable NASDAQ and SEC rules for committee memberships. In connection with its assessment of the independence of the directors as set forth above, the Board also determined that our Audit Committee Chair and all other Audit Committee members meet the additional independence standards of NASDAQ and the SEC applicable to members of the Audit Committee.

The Board undertakes an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director is asked to provide the Board with full information regarding the director’s business and other relationships with us and our affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent”. This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, AAON and our affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other approval requirements by us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information regarding our executive compensation program in 2021 for the following executive officers of the Company (collectively, the "named executive officers" or “NEOs”):

Norman H. Asbjornson	Executive Chairman
Scott M. Asbjornson (1)	(Former) Vice President, Finance and Chief Financial Officer
Gary D. Fields	President and Chief Executive Officer
Larry G. Stewart (2)	Vice President, President of AAON Coil Products
Rebecca A. Thompson	Vice President, Finance, Chief Financial Officer and Treasurer
Stephen E. Wakefield	Vice President, Chief Operating Officer
(1) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.
(2) Mr. Stewart was Vice President of the Company and President of AAON Coil Products as of December 31, 2021. Mr. Stewart was appointed Executive Vice President of the Company in January 2022.

Mr. Gary Fields, Ms. Rebecca Thompson and Mr. Scott Asbjornson are NEOs by reason of their positions as the principal executive officer ("PEO") and principal financial officer ("PFO"), respectively, of the Company during 2021. Mr. Scott Asbjornson retired effective April 30, 2021. Mr. Norman Asbjornson, Mr. Gene Stewart, and Mr. Wakefield are NEOs as they were our three most highly compensated executive officers (other than our PEO and PFO) who were serving at the end of 2021.

Executive Summary

During 2021, our executive officers led our efforts to increase sales, execute our internal capital expenditure programs and position the Company to capitalize on anticipated growth. Some of the key accomplishments during 2021 include:

•Achieved record sales of $534.5 million, an increase of 3.9% from 2020;

•Exercised disciplined management of capital expenditures during 2021 totaling $55.4 million; and

•Completed the acquisition of BasX, Inc. (dba BasX Solutions, formerly BasX, LLC), on December 10, 2021, bringing the Company significant new product and solution opportunities in attractive end-markets, such as bio-pharmaceuticals, semiconductor, medical, and agricultural markets, in which the Company has historically had minimal exposure.

While we continued to deliver solid sales results in 2021, several growth-related challenges negatively impacted our net income. The primary challenges faced by the Company during 2021 were:

•Employee absenteeism due in part to COVID-19 and also as a result of exceptional winter weather that impacted plant operations in early 2021; and

•Increases in raw material prices, specifically copper and steel, due to COVID-19 and related supply chain issues.

The following outlines key features of our compensation program, in addition to typical "best practices" that we adhere to:

What We Do	What We Do Not Do
Pay for Performance: Our executive compensation plan is aligned with stockholder interests by rewarding for strong financial performance and stock price appreciation.	No Stock Option Re-Pricing: We do not permit re-pricing of equity awards without stockholder approval.
Stock Ownership /Retention Requirements: Our directors, executive officers and certain other key employees are subject to robust stock ownership and retention requirements.	No Tax Gross-Ups: We do not provide tax gross-ups.
At-Will Employment: Our executive officers are employed at-will and we do not use employment agreements.
No Hedging in Company Securities: Our directors, executive officers and other employees are prohibited from engaging in hedging transactions, short sales or derivative transactions with respect to AAON securities.

Independent Compensation Consultant: We utilize an independent compensation consultant reporting directly to the Compensation Committee.	Perquisites: We do not offer perquisites to our NEOs. Benefits available to our NEOs are consistent with those offered to all employees.
Compensation Clawback: Our executive officers are subject to a compensation clawback policy (with a three-year look-back period) that requires reimbursement of any bonus or incentive compensation (as well as the cancellation of unvested, restricted or deferred equity awards) in the event of officer misconduct that was a material factor causing a restatement of the Company’s financial statements.

Our executive compensation programs are determined and approved by our Compensation Committee, after consideration of recommendations by the PEO and information provided by the Compensation Committee's independent compensation consultant. The Compensation Committee, however, uses its own judgment to ultimately make the final decisions concerning compensation paid to our NEOs.

The Compensation Committee has the direct responsibility and authority to review and approve our goals and objectives relative to the compensation of the NEOs, and to determine and approve (either as a committee or with the other members of our Board who qualify as “independent” directors under applicable guidelines adopted by NASDAQ) the compensation levels of the NEOs. However, when making pay decisions for the NEOs, we consider input and recommendations from the Company's PEO (for individuals other than himself).

Our historical executive compensation programs have intended to achieve two objectives:

•To enhance our profitability, and thus stockholder value; and
•To attract, motivate, reward and retain high quality employees, including executive personnel, who contribute to our long-term success.

As described in more detail below, the material elements of our historical executive compensation program for NEOs include a base salary, annual incentive bonuses, equity-based compensation and Company contributions to AAON’s 401(k) plan.

We believe that each element of the executive compensation program helps to achieve one or both of the compensation objectives outlined above. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives

Base Salary	- Attract and retain qualified executives
- Motivate and reward executives’ performance
- Stay competitive in the marketplace

Bonus Compensation	- Motivate and compensate executives’ performance
- Stay competitive in the marketplace

Equity-Based Compensation – performance	- Enhance profitability of AAON and stockholder value by
share units, restricted stock awards and	aligning executives with stockholders' interests
stock options	- Attract and retain qualified executives

Retirement Benefits – 401(k) and Health	- Attract and retain qualified executives
Savings Account	- Stay competitive in the marketplace

Compensation Philosophy

Our executive compensation program is designed to reward performance for enhanced profitability, revenue growth and ultimately increased stockholder value. We believe in a compensation plan that fosters a culture of ownership and allows us to attract and retain top talent who are similarly focused on the creation of long-term value. We reward our executive officers with a pay mix that emphasizes long-term compensation through performance share units, stock options and restricted stock awards to align stockholder and executives’ interests. We strive to provide total compensation that aligns with the market median for NEOs and utilize an annual bonus program to incentivize executive officers to meet Company performance goals. We maintain a compensation program that operates in the best interests of AAON and our stockholders, rewarding NEOs based on performance.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company's expense, to advise the Compensation Committee on any matters within the scope of the Committee's duties. For 2021, the Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") to serve as an independent consultant to the Committee to provide information and objective advice regarding executive compensation. The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the compensation consultant and the Committee evaluates the compensation consultant annually. Meridian does not provide any services to the Company other than in its role as advisor to the Committee, and the Committee has determined that no conflicts of interest exists as a result of the engagement of Meridian.

Benchmarking and Peer Group

The Compensation Committee evaluates executive compensation by benchmarking our NEOs’ target total compensation relative to comparable market data provided by our independent compensation consultant. Market references are provided for our NEOs, where available, from our peer group which consists of 15 publicly-traded companies in similar industries to AAON (detailed below). This group is reviewed and approved annually, with changes made as needed, considering changes to business characteristics, size, M&A, etc. Where data may be limited for certain roles, or as an additional market reference, survey data is also used and is reflective of manufacturing organizations with revenue approximately 0.5 to 2x that of AAON.

Each element of compensation is benchmarked against peer and/or survey-reported pay information, as applicable. Target total compensation is generally targeted within a reasonable range of median; however, variation may exist based on individual and company performance, tenure in role, future potential, internal equity, etc.

When making compensation-related decisions, the Committee considers individual and company performance, tenure, future potential, etc. The Committee generally sets target total direct compensation for our NEOs to be competitive with the Company’s peer group and other market data. The peer group used for making 2021 pay decisions is detailed below:

Peer Group Used for 2021 Pay Decisions
Ameresco, Inc.	Lydall, Inc.
Armstrong World Industries, Inc.	PGT Innovations, Inc.
CECO Environmental Corp.	Quanex Building Products Corporation
CSW Industrials, Inc.	Raven Industries, Inc.
Encore Wire Corporation	Simpson Manufacturing Co., Inc.
Gibraltar Industries, Inc.	The Gorman-Rupp Company
Insteel Industries, Inc.	Thermon Group Holdings, Inc.
Trex Company, Inc.

The following criteria were considered in determining the members of the Company’s 2021 peer group: publicly-traded manufacturing industry companies with revenues approximately between 0.5 times and 2 times that of the Company. Based on the Committee’s 2020 peer group review (to determine the peer group used to establish 2021 pay levels), Continental Building Products was removed due to acquisition, while Encore Wire Corporation and Lydall, Inc. were added as they are similar in size, business characteristics and complexity.

Say-On-Pay

We provide our stockholders the opportunity to cast an advisory vote (previously, once every three years, and following our 2020 Annual Meeting, on an annual basis) to approve the compensation of our NEOs as disclosed pursuant to the SEC's compensation disclosure rules.

Proposal No. 2 in this Proxy Statement provides our stockholders an opportunity to cast an advisory vote to approve the compensation of our NEOs. The results of this advisory vote (commonly known as a "say-on-pay proposal"), while not binding on the Company, are taken into account by the Compensation Committee in its determinations regarding the key components, design and implementation of our executive compensation program.

At our 2021 Annual Meeting of Stockholders, the ballot included our most recent say-on-pay proposal. The vote was not binding on the Company, the Board of Directors or the Compensation Committee. Of the votes cast, including abstentions, 96.18% were “FOR” the compensation of the NEOs Taking into consideration these results, the Compensation Committee determined that the Company's executive compensation practices for 2021 continued to be appropriate and therefore did not make any specific changes to them in response to the 2021 say-on-pay vote.

2021 Executive Compensation Program Elements

The following discussion, as well as the historical information contained in the tables below, are based upon our historical and current compensation plans, in effect in 2021 and in the previous reported year.

Base Salaries

Below is a summary of 2021 base salaries for our NEOs:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percent Increase
Gary D. Fields	$600,000	$700,000	17%
Norman H. Asbjornson	$555,000	$571,650	3%
Scott M. Asbjornson	$305,000	$325,000	7%
Larry G. Stewart	$225,000	$265,000	18%
Rebecca A. Thompson	$240,000	$325,000	35%
Stephen E. Wakefield	$245,000	$300,000	22%

Ms. Rebecca Thompson was promoted to Chief Financial Officer from her previous position as Chief Accounting Officer and Treasurer. Each of Messrs Fields, Stewart and Wakefield served in their current positions for only a portion of 2020, having been promoted or hired during the second quarter of 2020. Therefore, the percent increase reflects a full year's salary in their current position for 2021 compared to only a partial year at their higher salary level in 2020.

In approving these executives’ salary levels, the Committee took into account certain factors, including, recommendations of the principal executive officer (except as it related to himself), each executives’ individual experience and responsibilities, as well as the Company’s performance. In the case of Ms. Thompson and Messrs. Fields, Stewart, and Wakefield, the Committee approved larger increases to reflect their promotions to larger executive roles in 2021. Further, as shown in the comprehensive benchmarking study conducted by the independent compensation consultant, base salary levels for each of our NEOs were positioned below the median of the applicable market benchmark. Base salary increases were based on the Company's performance, market data (with market adjustments made with the intention of beginning to close the “gap” to the market median, over time) and other internal considerations.

Annual Cash Incentive Bonuses

We have an “at risk” annual incentive bonus which is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AAON financial goals by:

•providing the employees designated by the Committee, incentive compensation tied to stockholder interests and goals for the Company;

•providing competitive compensation to attract, motivate, reward and retain employees who achieve outstanding performance;

•fostering accountability and teamwork throughout the Company; and

•contributing to the long-term success of the Company.

We believe the annual incentive bonus should be a substantial component of total compensation and based upon achievement of AAON’s annual "Opportunity Budget" which consists of two components:

1.Operating Profit (67%) - The Company's Operating Profit calculated as the Company's budgeted revenue and the net income before “profit sharing” and income taxes, but after bonus accrual; and

2.Revenue* (33%) - The Company’s budgeted revenue.

*Given AAON's strategic investments in manufacturing capacity and new product development, the Revenue metric was added to the Opportunity Budget calculation in FY 2020 to complement Operating Profits as incentive to drive growth.

The Annual Incentive compensation opportunity is expressed as a percentage of the executive officer’s base salary multiplied by a bonus factor. Bonus factors for each Named Executive Officer are as follows:

Named Executive Officer	2020 Bonus Target	2021 Bonus Target

Gary D. Fields	100%	100%
Norman H. Asbjornson	75%	75%
Scott M. Asbjornson (1)	65%	—
Larry G. Stewart	60%	60%
Rebecca A. Thompson	50%	65%
Stephen E. Wakefield	65%	65%
(1) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.

Based on a comprehensive benchmarking analysis conducted in 2020, our target bonus opportunities for our NEOs, other than Ms. Thompson, were shown to be near the applicable market benchmark. Increase to 2021 target bonus opportunity for Ms. Thompson was made to enhance AAON’s competitive positioning relative to market and to emphasize our pay-for-performance philosophy.

The following table reflects performance and payout level percentages for the Annual Incentive compensation opportunity:

Metric	Weighting	Performance Level (% of Target) (1)			Payout Level (% of Target) (1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Operating Profit	67%	80%	100%	125%	33.33%	100%	200%
Revenue	33%	95%	100%	105%	33.33%	100%	200%
(1) For performance between stated levels shown, payouts are determined based on straight-line, linear interpolation. No payout will be made if threshold performance is not met.

The following table details the results for the fiscal year ended December 31, 2021:

Metric	Opportunity Budget	Actual Results (1)	% of Opportunity Budget	Bonus Factor
Operating Profit	$87.0 million	$76.8 million	88%	.41
Revenue	$500.0 million	$530.4 million	106%	.66
			Weighted Bonus Factor	1.07

(1) Actual results are based on legacy Company operations and do not include revenue and operating profit subsequent to our purchase of BasX on December 10, 2021 through December 31, 2021. See further discussion of BasX in our Annual Report on Form 10-K for the year ended December 31, 2021

The eligible bonus amounts for our NEOs are shown in the table below:

Named Executive Officer	Base Salary		Eligible % of Base Salary		Bonus Target	Weighted Bonus Factor	Annual Incentive Bonus Amount
Gary D. Fields	$676,923	(2)	100%		$676,923	1.07	$722,700
Norman H. Asbjornson	$567,808	(2)	75%		$425,856	1.07	$454,654
Scott M. Asbjornson	$194,760	(2)	—	(3)	—	—	—
Larry G. Stewart	$255,770	(2)	60%		$153,462	1.07	$163,840
Rebecca A. Thompson	$296,731	(2)	65%	(1)	$176,923	1.07	$188,887
Stephen E. Wakefield	$287,308	(2)	65%		$186,750	1.07	$199,379
(1) Percentage reflects position at the end of year. A blended % was used in the bonus calculation for position change during the year.
(2) Salary is cash compensation for the year and reflects varying pay levels during the year.
(3) Retired effective April 30, 2021.

For our NEOs to be eligible to qualify for the Company’s annual incentive cash bonus, the Company’s actual performance must equal at least 80% of the annual Opportunity Budget threshold amount for Operating Profit and at least 95% of the annual Opportunity Budget threshold amount for Revenue, which is set in advance (typically in December for the following year) by the Compensation Committee.

At the recommendation of the Compensation Committee, the Board has authorized Mr. Fields, as the CEO, to provide further detailed recommendations on the annual incentive bonus plan and individual objectives within such plan with respect to each other NEO. The CEO will, with the Compensation Committee’s approval, have the authority to increase or decrease the individual annual incentive awards (up to 15%) for each other NEO based upon Mr. Fields’ evaluation of such officer’s annual objectives.

The annual incentive bonus, when awarded, is reported in the "Summary Compensation Table" for each NEO. The "Non-Equity Incentive Plan Compensation" column is the result of the bonus target multiplied by the bonus factor and the "Bonus" column represents any discretionary adjustments made to the Non-Equity Incentive Plan Compensation value.

Equity-Based Compensation

Our policy is that the NEOs’ long-term compensation should be directly linked to enhancing profitability and value provided to our stockholders. Accordingly, the Compensation Committee grants equity awards under our 2016 Incentive Plan, designed to link an increase in stockholder value to compensation. Such grants are largely based upon the recommendation of the principal executive officer (except as to himself) based on the NEOs performance in the prior year and his or her expected future contribution to our performance.

Positive overall Company performance (financial as well as stock price performance) is a primary element associated with the grant of equity-based compensation to the executive officers as a group. When determining the total value of compensation provided to our executive officers, our Compensation Committee, with the advice of our CEO, evaluates various aspects of Company performance in light of general economic conditions, as well as comparison of the Company's performance against similar competitors in the industry. Performance elements considered may include improvement in sales performance, cost containment initiatives, product and marketing development, risk management, or successful completion of major capital projects, including enhancements to manufacturing operations. These elements have not been specifically weighted in determining the amount of the equity incentive awards because the relative importance of each element may change from time to time and the responsibilities of each executive officer, as they contribute to the achievement of any particular objective, may vary.

Factors considered when determining any specific equity-based award include:
•the responsibilities of the executive officer;
•the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;
•the strategic impact of the officer’s position; and
•the potential future contribution of the officer.

Beginning with grants made in 2021, AAON initiated the use of Performance Share Units (PSUs) for NEOs tied to long-term performance criteria and the equity award mix was changed to 50% stock options, 25% restricted shares and 25% PSUs. The PSUs will measure AAON’s three-year total shareholder return (TSR) relative to the constituents of the S&P 600 SmallCap Capital Goods Industry Group (as constituted at the beginning of the performance period). In addition, the vesting horizon for the time-vested restricted shares and stock options was changed to three years in order to align with the three-year performance period/vesting horizon of the PSUs.

The Committee intends to further increase the emphasis on PSUs over time, particularly for the NEO positions. These changes have been made considering market “best practices” in an effort to balance the need for retention with motivation of long-term performance and shareholder alignment. Over time, the increased use of PSUs and restricted shares as a key component of our Long-Term Incentive Plan will reduce the dilutive effect inherent with the heavy use of stock options.

Awards may be granted to new key employees on their hire date. Other grant date determinations are made by the Compensation Committee, which are based upon the date the Committee met and proper communication was made to the NEO or key employee as defined in the definition of grant date by FASB ASC Topic 718. Stock option exercise prices are equal to the value of AAON stock on the close of business on the determined grant date. We have no program or practice to coordinate timing of grants with release of material, nonpublic information.

We believe it is important for a significant portion of our total compensation to executive officers be in the form of equity. This approach helps ensure the interests of our executive officers are properly aligned with our stockholders and also rewards our executive officers for driving results that enhance profitability and increase stockholder value.

The following shares of equity awards were granted in 2021 to our NEOs:

Named Executive Officer	Restricted Stock Awards	Option Awards	Performance Share Units	2021 Total Shares Awarded
Gary D. Fields	5,932	31,461	4,524	41,917
Norman H. Asbjornson	2,983	10,953	1,575	15,511
Scott M. Asbjornson (1)	1,632	11,349	1,632	14,613
Larry G. Stewart	1,065	7,416	1,065	9,546
Rebecca A. Thompson	1,293	8,988	1,293	11,574
Stephen E. Wakefield	1,938	13,482	1,938	17,358
(1) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.

Retirement Benefits - Defined Contribution Plan, 401(k) and Health Savings Account
We sponsor a defined contribution plan (the "Plan”). Eligible employees may make contributions in accordance with the Plan and IRS guidelines. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. The Plan provides for automatic enrollment and for an automatic increase to the default deferral percentage at January 1st of each year. Eligible employees are automatically enrolled in the Plan at a 6% deferral rate and currently contributing employees' deferral rates are increased to 6% each year, unless their current rate is above 6% or the employee elects to decline the automatic enrollment or increase.

The Company presently matches 175% up to 6% of employee contributions of eligible compensation. Administrative expenses for the Plan are paid for by Plan participants. Additionally, Plan participant forfeitures are used to reduce the cost of the Company contributions. We contribute in the form of cash and direct the investment to shares of AAON stock. Employees are 100% vested in salary deferral contributions and vest 20% per year at the end of years two through six of employment in employer matching contributions.

The amounts contributed by us to each NEO under the 401(k) plan are based on actual contributions and the base salary, bonus and equity compensation of the employee, and are reported in the “All Other Compensation” column of the “Summary Compensation Table” for each NEO, if applicable, and if the threshold reporting requirements were met. Our employees participate in a high-deductible health savings plan wherein they may open a Health Savings Account. We match 175% of employee contributions to their Health Savings Account.

Equity Ownership and Retention Guidelines

In December 2019, the Board approved new robust equity ownership and retention guidelines for directors, executive officers and other key employees in order to further align the interest of our directors and executive officers with those of our stockholders. Our equity ownership and retention guidelines are as follows:

•Amount of Ownership: determined as a multiple of the individual’s base salary or a specified dollar value, as noted below. These amounts represent the minimum amount of AAON stock an individual should seek to acquire and maintain:

Position	Minimum Stock Ownership Requirements
CEO	6 times base salary
President (when separate from CEO)	4 times base salary
Other Executive Officers	3 times base salary
Non-Officer Senior Leadership Team Members	2 times base salary
Directors	$360,000 (or 6 times base retainer, whichever is higher)

•Applicability: This new policy applies to all unvested stock options outstanding at January 1, 2020 and all new equity grants of any kind made by the Company on or after January 1, 2020. Shares vested from restricted stock awards granted by the Company prior to January 1, 2020, and stock options that have vested prior to such date, will not be subject to the retention requirements set forth herein, but may count towards satisfying the applicable required ownership level.

•Timing: Individuals have a five-year period beginning on the date that an individual is hired, promoted or elected (as the case may be) to a position which subjects them to this Policy to meet the minimum stock ownership requirements.

•Eligible Forms of Equity to Determine Value:
◦Shares actually owned by the individual will be valued at market value if the individual provides documentation of such ownership (excluding any shares held in the Company's 401(k) plan).
◦Potentially exercisable stock options are valued at 65% of the grant date fair value under generally accepted accounting principles.

As of March 15, 2022, all current non-employee directors satisfy the ownership requirements (or are within five years from their respective dates of election). Since Mr. Norm Asbjornson and Mr. Fields are executive officers of the Company (in addition to being directors), they must each comply with the equity ownership guidelines applicable to their respective officer positions. As of March 15, 2022, all but two NEOs satisfied the applicable requirements (or are within five years from their respective dates of promotion). The two NEOs who do not meet the applicable requirements are due to the increases in their salaries during the year. It is expected that the 2022 grants of equity for these NEOs will get them in compliance once awards become vested.

Prohibition on Hedging Stock

Our Insider Trading Policy prohibits our directors, NEOs and all other insiders (including each of their designees) from engaging in short sales or from hedging transactions of any nature that are designed to hedge or offset a decrease in market value of such person’s ownership of the Company's equity securities. Our Insider Trading Policy also prohibits our directors, NEOs and all other insiders (including each of their designees) from purchasing financial instruments or engaging in other problematic transactions involving the Company’s equity securities, including, puts, calls, collars, forward contracts or other derivative securities concerning the Company's equity securities. We prohibit such conduct since purchasing such financial instruments or engaging in such transactions would result in our insiders no longer being exposed to the full risks of ownership of the Company’s equity securities, which may weaken the alignment of our insiders with the objectives of the Company’s stockholders. Additionally, our directors, NEOs and all other insiders may not hold their Company equity securities in a margin account.

Clawback Policy

Our Company has a Compensation Adjustment and Recovery Policy for our NEOs. Pursuant to this policy (commonly referred to as a clawback policy), our NEOs are subject to a compensation clawback (with a three-year look-back period) that requires reimbursement of any bonus or incentive compensation (as well as the cancellation of unvested, restricted or deferred equity awards) in the event of officer misconduct that was a material factor causing a restatement of the Company’s financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K. Based upon this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference in our Form 10-K.

Compensation Committee of the Board of Directors:

A.H. McElroy II, Chair
Angela E. Kouplen, Member
Stephen O. LeClair, Member

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

Compensation Committee’s Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current NEO of AAON or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our NEOs identified herein served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Compensation of Named Executive Officers

The “Summary Compensation Table” set forth below should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards Table”, and the description of the material terms of the nonqualified options and restricted stock awards granted in 2021, 2020 and 2019 that follows it, provide information regarding the long-term equity incentives awarded to NEOs in 2021, 2020 and 2019 that are also reported in the “Summary Compensation Table”. The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vesting Table” provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

We did not have any pension plans, non-qualified deferred compensation plans or severance, retirement, termination, written or unwritten constructive termination or change in control arrangements for any of our NEOs for the year ended December 31, 2021.

Summary Compensation Table
Name and Principal Position(8)	Year	Salary ($)	Bonus ($)	Restricted Stock Awards(1) ($)	Option Awards(1) ($)	Performance Share Units(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Gary D. Fields President and CEO	2021	676,923	—	417,035	623,176	397,117	722,700	75,157	(2)	2,912,108
	2020	532,098	—	272,071	1,038,471	—	487,036	57,997	(2)	2,387,673
	2019	354,042	—	284,174	969,619	—	—	57,775	(2)	1,665,610

Norman H. Asbjornson Executive Chairman	2021	567,808	—	204,029	216,956	138,254	454,654	64,574	(3)	1,646,275
	2020	559,260	—	317,068	913,501	—	476,181	70,571	(3)	2,336,581
	2019	480,960	—	204,434	1,959,869	—	—	77,312	(3)	2,722,575

Scott M. Asbjornson Retired	2021	194,760	—	117,879	224,800	143,257	—	232,375	(4)	913,071
	2020	306,274	—	84,021	337,467	—	199,111	34,453	(4)	961,326
	2019	253,990	—	119,610	711,742	—	—	33,855	(4)	1,119,197

Larry G. Stewart Vice President, President of AAON Coil Products	2021	255,770	—	76,925	146,895	93,486	163,840	35,031	(5)	771,947
	2020	201,638	—	43,941	193,170	—	102,602	26,973	(5)	568,324
	2019	—	—	—	—	—	—	—		—

Rebecca A. Thompson Vice President, Finance, Chief Financial Officer, and Treasurer	2021	296,731	—	93,393	178,033	113,500	188,887	36,217	(6)	906,761
	2020	248,092	—	79,756	320,907	—	124,208	34,453	(6)	807,416
	2019	233,119	—	39,870	629,221	—	—	33,855	(6)	936,065

Stephen E. Wakefield Vice President, Chief Operating Officer	2021	287,308	—	139,982	267,050	170,118	199,379	22,387	(7)	1,086,224
	2020	238,058	—	121,553	490,104	—	152,388	34,271	(7)	1,036,374
	2019	173,800	—	159,480	938,674	—	—	33,855	(7)	1,305,809

(1) See discussion of assumptions made in valuing these awards in the notes to our financial statements. The values reflect grant date fair value of awards. Compensation costs are recognized for option and restricted stock awards over their requisite service period.

(2) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $17,866, $15,728 and $15,548 in 2021, 2020 and 2019, respectively; (ii) director fees in the amount of $55,000, $40,000, and $40,000 in 2021, 2020 and 2019, respectively; (iii) matching contributions to a Health Savings Account in the amount of $2,291, $2,259 and $2,227 in 2021, 2020 and 2019, respectively; and (iv) $10 PPE bonus in 2020.

(3) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $6,724, $29,925 and $25,981, in 2021, 2020 and 2019, respectively; (ii) director fees in the amount of $55,000, $40,000 and $40,000 in 2021, 2020 and 2019, respectively; (iii) payment of personal car lease in the amount of $8,467 in 2019; (iv) matching contributions to a Health Savings Account in the amount of $2,850, $636 and $2,864 in 2021, 2020 and 2019, respectively; and (v) $10 PPE bonus in 2020.

(4) Consists of (i) $200,000 related to Mr. Asbjornson's retirement effective April, 30, 2021; (ii) contributions to our 401(k) plan by AAON in the amount of $30,450, $29,925 and $29,400 in 2021, 2020 and 2019, respectively; (iii) matching contributions to a Health Savings Account in the amount of $1,925, $4,518 and $4,455 in 2021, 2020 and 2019, respectively; and (iv) $10 PPE bonus in 2020.

(5) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $30,450 and $21,173 in 2021 and 2020, respectively; (ii) matching contributions to a Health Savings Account in the amount of $4,582 and $3,658 in 2021 and 2020, respectively; (iii) $2,132 relocation bonus in 2020; and (iv) $10 PPE bonus in 2020.

(6) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $31,635, $29,925 and $29,400 in 2021, 2020 and 2019, respectively; (ii) matching contributions to a Health Savings Account in the amount of $4,582, $4,518 and $4,455 in 2021, 2020 and 2019, respectively; and (iii) $10 PPE bonus in 2020.

(7) Consists of (i) contributions to our 401(k) plan by AAON in the amount of $17,805, $29,925 and $29,400 in 2021, 2020 and 2019, respectively; (ii) matching contributions to a Health Savings Account in the amount of $4,582, $4,336 and $4,295 in 2021, 2020 and 2019, respectively; and (iii) $10 PPE bonus in 2020.

(8) Mr. Fields was promoted to his position as President and CEO effective May 12, 2020, at which time Mr. Norman H. Asbjornson transitioned from CEO to Executive Chairman.

Mr. Scott M. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021, at which time Ms. Thompson was promoted from Chief Accounting Officer to Vice President, Finance, Chief Financial Officer and Treasurer.

Mr. Stewart was hired as Vice President of the Company and President of AAON Coil Products, Inc. effective April 1, 2020. He was promoted to Executive Vice President of AAON-Oklahoma and President of AAON Coil Products, Inc. effective January 1, 2022.

Mr. Wakefield was promoted to Vice President and Chief Operating Officer on May 4, 2020.

We award stock incentives to key employees and the NEOs either on the initial date of employment or due to performance incentives throughout the year. The 2021, 2020 and 2019 grants to NEOs are reported in the table below. All share numbers and prices have been adjusted to reflect stock splits.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	All Other Performance Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock/Option Awards ($) (1)

Gary D. Fields	3/11/21	4,524				326,769
	3/11/21		31,461		73.36	623,176
	3/11/21			4,524		397,117
	5/11/21	1,408				90,267
	3/11/20	2,900				123,685
	3/11/20		43,040		44.22	498,442
	5/12/20	3,187				148,386
	5/12/20		39,300		47.54	540,029
	3/11/19	5,000				199,350
	3/11/19		94,000		41.37	969,619
	5/14/19	1,846				84,824

Norman H. Asbjornson	3/11/21	1,575				113,762
	3/11/21		10,953		73.36	216,956
	3/11/21			1,575		138,254
	5/11/21	1,408				90,267
	3/11/20	5,320				226,898
	3/11/20		78,880		44.22	913,501
	5/12/20	1,912				90,170
	3/11/19	3,000				119,610
	3/11/19		190,000		41.37	1,959,869
	5/14/19	1,846				84,824

Scott M. Asbjornson (2)	3/11/21	1,632				117,879
	3/11/21		11,349		73.36	224,800
	3/11/21			1,632		143,257
	3/11/20	1,970				84,021
	3/11/20		29,140		44.22	337,467
	3/11/19	3,000				119,610
	3/11/19		69,000		41.37	711,742

Larry G. Stewart	3/11/21	1,065				76,925
	3/11/21		7,416		73.36	146,895
	3/11/21			1,065		93,486
	4/01/20	970				43,941
	4/01/20		14,390		46.88	193,170

(1) The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.
(2) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021. All stock options, restricted stock and PSUs granted in 2021 were forfeited upon retirement.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	All Other Performance Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock/Option Awards ($) (1)
Rebecca A. Thompson	3/11/21	1,293				93,393
	3/11/21		8,988		73.36	178,033
	3/11/21			1,293		113,500
	3/11/20	1,870				79,756
	3/11/20		27,710		44.22	320,907
	3/11/19	1,000				39,870
	3/11/19		61,000		41.37	629,221

Stephen E. Wakefield	3/11/21	1,938				139,982
	3/11/21		13,482		73.36	267,050
	3/11/21			1,938		170,118
	3/11/20	2,850				121,553
	3/11/20		42,320		44.22	490,104
	3/11/19	4,000				159,480
	3/11/19		91,000		41.37	938,674

(1) The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

The aggregate amount of stock compensation expense as determined under ASC Topic 718, Compensation - Stock Compensation, for 2021, 2020 and 2019 with respect to outstanding options and restricted stock awards granted to the NEOs is shown in the “Summary Compensation Table”. The grant date fair value of the options and restricted stock awards granted to the NEOs in 2021, 2020 and 2019 as determined under FASB ASC Topic 718 for purposes of our financial statements is shown in the “Grants of Plan-Based Awards Table". The “Grants of Plan-Based Awards Table” provides additional detail regarding the options and restricted stock awards granted to NEOs in 2021, 2020 and 2019, including the vesting and other terms that apply to the options and restricted stock awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2021 salaries, bonuses and long-term incentive awards is included in “Executive Compensation”.

NEOs are not separately entitled to receive dividend equivalent rights with respect to each stock option, however, dividends are paid for restricted stock awards (retroactively upon vesting). Each nonqualified stock option award described in the “Grants of Plan-Based Awards Table” above expires on the tenth anniversary of its associated grant date and vests in equal installments over three years for Board members and five years for executives. As of March 2021, all new grants of stock options vests in equal installments over three years for both Board members and executives .

Restricted stock awards vest in equal installments over the course of one, two or three years for Board members (with such vesting period determined by, and equal to, the amount of time remaining on such Board member's then current term). Restricted stock awards granted to Norman H. Asbjornson and Gary D. Fields vest over a three, two or one-year period (in the case of awards relating to their service as directors). In the case of awards relating to their service as officers, historically, restricted stock awards vest over five year, however, as of March 2021, all new grants of restricted stock awards vest over three years.

The following table presents information regarding outstanding equity awards as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)

Gary D. Fields	1,389	—	32.70	12/1/16	12/1/26
				1/4/17	N/A	586	(1)	46,546
	—	7,470	34.10	1/4/17	1/4/27
				1/2/18	N/A	2,400	(1)	190,632
	—	25,320	36.95	1/2/18	1/2/28
				3/11/19	N/A	3,000	(1)	238,290
	22,600	56,400	41.37	3/11/19	3/11/29
				3/11/20	N/A	2,320	(1)	184,278
	8,608	34,432	44.22	3/11/20	3/11/30
				5/12/20	N/A	1,020	(2)	81,019
	7,860	31,440	47.54	5/12/20	5/12/30
				3/11/21	N/A	4,524	(2)	359,341
	—	31,461	73.36	3/11/21	3/11/31
				3/11/21	N/A	4,524	(3)	359,341
				5/11/21	N/A	1,408	(2)	111,837

Norman H. Asbjornson	38,320	—	23.57	2/26/15	2/26/25
	34,990	—	20.92	1/26/16	1/26/26
				2/22/17	N/A	4,636	(1)	368,237
	28,696	7,174	34.40	2/22/17	2/22/27
				1/2/18	N/A	1,840	(1)	146,151
	69,420	46,280	36.95	1/2/18	1/2/28
				3/11/19	N/A	1,800	(1)	142,974
	76,000	114,000	41.37	3/11/19	3/11/29
				3/11/20	N/A	4,256	(1)	338,054
	15,776	63,104	44.22	3/11/20	3/11/30
				3/11/21	N/A	1,575	(2)	125,102
	—	10,953	73.36	3/11/21	3/11/31
				3/11/21	N/A	1,575	(3)	125,102
				5/11/21	N/A	1,408	(2)	111,837

(1) The restricted stock awards vest ratably over 5 years from the date of grant.
(2) The restricted stock awards vest ratably over 3 years from the date of grant.
(3) These performance awards will convert to common stock at 0% to 200% of the PSUs held, depending on the Company's three year total shareholder return at December 31, 2023. They are presented above assuming 100% conversion.

Outstanding Equity Awards at Fiscal Year End - Continued
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)

Scott M. Asbjornson (3)	41,400	—	41.37	3/11/19	5/16/22
				3/11/20	N/A	1,576	(1)	125,182
	—	23,312	44.22	3/11/20	3/11/30

Larry G. Stewart				4/1/20	N/A	776	(1)	61,638
	2,878	11,512	46.88	4/1/20	4/1/30
				3/11/21	N/A	1,065	(2)	84,593
	—	7,416	73.36	3/11/21	3/11/31
				3/11/21	N/A	1,065	(4)	84,593

Rebecca A. Thompson				1/4/17	N/A	816	(1)	64,815
	10,900	4,600	34.10	1/4/17	1/4/27
				1/2/18	N/A	520	(1)	41,304
	17,280	11,520	36.95	1/2/18	1/2/28
				3/11/19	N/A	600	(1)	47,658
	24,400	36,600	41.37	3/11/19	3/11/29
				3/11/20	N/A	1,496	(1)	118,827
	5,542	22,168	44.22	3/11/20	3/11/30
				3/11/21	N/A	1,293	(2)	102,703
	—	8,988	73.36	3/11/21	3/11/31
				3/11/21	N/A	1,293	(4)	102,703

Stephen E. Wakefield	566	—	26.47	8/1/16	8/1/26
	1,440	—	32.80	11/18/16	11/18/26
				1/2/18	N/A	1,200	(1)	95,316
	13,320	8,880	36.95	1/2/18	1/2/28
				3/11/19	N/A	2,400	(1)	190,632
	36,400	54,600	41.37	3/11/19	3/11/29
				3/11/20	N/A	2,280	(1)	181,100
	8,464	33,856	44.22	3/11/20	3/11/30
				3/11/21	N/A	1,938	(2)	153,935
	—	13,482	73.36	3/11/21	3/11/31
				3/11/21	N/A	1,938	(4)	153,935

(1) The restricted stock awards vest ratably over 5 years from the date of grant.
(2) The restricted stock awards vest ratably over 3 years from the date of grant.
(3) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.
(4) These performance awards will convert to common stock at 0% to 200% of the PSUs held, depending on the Company's three year total shareholder return at December 31, 2023. They are presented above assuming 100% conversion.

The following table presents information regarding the exercise of stock options by NEOs during 2021.

Option Exercises
Name	Option Awards
	Number of Shares Exercised (#)	Valued Realized on Exercise ($)

Gary D. Fields	58,038	2,227,033

Scott M. Asbjornson (1)	57,924	2,266,402

Norman H. Asbjornson	—	—

Larry G. Stewart	—	—

Rebecca A. Thompson	5,560	268,879

Stephen E. Wakefield	1,532	79,840

(1) Mr. Asbjornson retired as Vice President, Finance and Chief Financial Officer effective April 30, 2021.

The following table sets forth information concerning our equity compensation plans as of December 31, 2021.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,023,664	36.07	3,973,680

Equity compensation plans not approved by security holders (2)	—	—	—

Total	1,023,664	36.07	3,973,680

(1) Consists of shares covered by the 2007 LTIP, as amended, and the 2016 Incentive Plan, as amended.
(2) We do not maintain any equity compensation plans that have not been approved by the stockholders.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information concerning the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Gary D. Fields, our CEO. For 2021, our last completed fiscal year:

•the median of the annual total compensation of all employees of our Company (excluding our CEO) was $52,267; and

•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,912,108.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation to all other employees for 2021 was 55.72 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.We determined that, as of December 31, 2021, our employee population consisted of approximately 1,800 individuals with all of these individuals located within the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022 (our “Annual Report”)). This population consisted of our full-time, part-time and temporary employees.

a.We used December 31, 2021 for our determination date for ease of reconciling data back to tax and payroll records.

b.We did not include compensation relating to BasX employees in the above population as including it for the post acquisition period from December 11, 2021 through December 31, 2021 would not provide an accurate representation of total annual compensation during 2021.

2.To identify the “median employee” from our employee population, we compared the amount of salary, wages, 401(k) contributions and HSA contributions as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021.

a.Based on our particular facts and circumstances, we determined annualizing the total compensation of our permanent partial year employees would not reasonably reflect the annual compensation of our employee population. As a result, we did not annualize the total compensation of our permanent employees who worked less than all of 2021 and therefore excluded such partial year employees from the employee population utilized in our calculations.

Since we historically widely distribute annual equity awards to all levels of our employees, such awards were included in our compensation measure.

3.We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees (including our CEO) are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

4.After identifying our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $52,267. The difference between such employee’s wages and the employee’s annual total compensation represents the estimated value of such employee’s 401(k) matching contributions, HSA matching contributions, and equity awards.

For the annual total compensation of our PEO, we use the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

Non-Employee Director Compensation

As outlined in its charter, the Compensation Committee has the authority to review and make recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. Periodically, the Committee directs its compensation consultant to provide an independent assessment of the Company's Board compensation program. This review was last conducted in 2020. The Committee targets total Board compensation levels at a competitive range of peer group total Board compensation. The Committee considers total aggregate Board compensation and other factors when making recommendations to the Board for approval. During 2021, our fees for non-employee directors were as follows, with all amounts paid on a quarterly basis:

Name	Annual Retainer ($)	Lead Director ($)	Chair Fee ($)	Audit ($)	Compensation ($)	Governance ($)	Total ($)

Angela E. Kouplen	55,000	—	—	10,000	8,500	—	73,500

Paul K. Lackey, Jr.	55,000	28,500	15,000	10,000	—	Chair	108,500

Caron A. Lawhorn	55,000	—	19,500	Chair	—	8,500	83,000

Stephen O. LeClair	55,000	—	—	10,000	8,500	—	73,500

A.H. McElroy II	55,000	—	15,000	—	Chair	8,500	78,500

David R. Stewart (1)	—	—	—	2,500	—	—	2,500

Bruce Ware (1)	—	—	—	2,500	—	—	2,500

(1) Messrs. Stewart and Ware were appointed to the board of directors effective October 1, 2021.

Under the current director compensation plan, the annual retainer is inclusive of meetings.

We make annual grants of restricted stock awards to directors in May in conjunction with our annual meeting. In May 2021, each of Ms. Kouplen, Ms. Lawhorn and Messrs. Lackey, LeClair and McElroy received restricted stock awards for 1,408 shares of stock, which vest ratably over each member's remaining board term. In November 2021, each of Messrs. Stewart and Ware received restricted stock awards for 830 shares of stock, which vest ratably over each member's remaining board term.

In addition, directors are subject to equity ownership and retention guidelines, as outlined above.

The following summarizes our non-employee director compensation for 2021:

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards(1) ($)		Stock Options ($)	All Other Comp. ($)	Total ($)

Angela E. Kouplen	73,500	90,267	(1) (3)	—	—	163,767

Paul K. Lackey, Jr.	108,500	91,323	(1) (3)	—	—	199,823

Caron A. Lawhorn	83,000	90,788	(1) (3)	—	—	173,788

Stephen O. LeClair	73,500	90,788	(1) (3)	—	—	164,288

A.H. McElroy II	78,500	91,323	(1) (3)	—	—	169,823

David R. Stewart	2,500	59,669	(2) (3)	—	—	62,169

Bruce Ware	2,500	59,984	(2) (3)	—	—	62,484

(1)
The values reflect grant date fair value of awards ranging from $64.11 to $64.86 per share granted on May 11, 2021. See also, the discussion of assumptions made in valuing these awards in the notes to the Company’s financial statements.

(2)
The values reflect grant date fair value of awards ranging from $71.89 to $72.27 per share granted on November 3, 2021. See also, the discussion of assumptions made in valuing these awards in the notes to the Company’s financial statements.

(3)
As of December 31, 2021, 1,408, 2,980, 3,193, 2,683, 2,980, 830 and 830 unvested shares associated with restricted stock awards were outstanding for Ms. Kouplen, Mr. Lackey, Ms. Lawhorn, Mr. LeClair, Mr. McElroy, Mr. Stewart and Mr. Ware, respectively. Non-qualified options have not been granted during his or her term as a Board member.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of GT are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Fees and Independence

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The following services were authorized by the Audit Committee.

Audit Fees. GT billed us an aggregate of $573,731 and $497,175 for professional services rendered for the audits of our financial statements for the years ended December 31, 2021 and 2020, respectively, and reviews of the related quarterly financial statements.

All Other Fees. During 2021, GT billed us an aggregate of $393,043 for professional services rendered for the audits of BasX for the years ended December 31, 2021, 2020, and 2019. No other fees were billed by GT to us during 2020.

Annual Ratification of Auditor. Our stockholders ratify the selection of our independent registered public accounting firm on an annual basis.

The Audit Committee of the Board of Directors has determined that the provision of services by GT described above is compatible with maintaining GT’s independence as our registered public accounting firm.

Audit Committee Report

To the Board of Directors of AAON, Inc.

The Audit Committee oversees AAON's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. We have reviewed and discussed with management and with the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2021.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

We have received, reviewed and discussed with Grant Thornton LLP the written disclosures and communications from them required by the Public Company Accounting Oversight Board regarding their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee of the Board of Directors:

Caron A. Lawhorn, Chair
Angela E. Kouplen, Member
Paul K. Lackey, Jr., Member
David R. Stewart, Member
Bruce Ware, Member

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in any such filing.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action:

•Proposal No. 1 requests the election of two directors to the Board of Directors.

•Proposal No. 2 requests that stockholders vote on a non-binding advisory resolution approving the Company's executive compensation.

•Proposal No. 3 requests that stockholders vote to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Each proposal is discussed in more detail in the following pages.

PROPOSAL NO. 1
Election of Directors

The names of A.H. McElroy II and Bruce Ware, current members of the Class I Directors standing for re-election, whose terms expire at the 2022 Annual Meeting, have been placed in nomination for re-election to the Board for terms ending in 2025, and the persons named in the proxy will vote for their election. Each of Mr. McElroy and Mr. Ware have consented to being named in this Proxy Statement and to serve if elected.

The biographical information for all director nominees is contained in the "Directors" section above.

If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such other person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

Vote Required

A nominee for director will be elected if a majority of the stockholders voting on the nominee's election vote in favor such nominee's election.

Recommendation of the Board:

The Board unanimously recommends that stockholders vote FOR the election of directors McElroy and Ware.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

Our Board is asking our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with SEC rules and Section 14A of the Exchange Act. We recognize the interest our stockholders have in the compensation of our executives and this proposal gives us the opportunity to obtain the views of stockholders on the effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather concerns the overall compensation of our NEOs, and the policies and practices described in this Proxy Statement. Because this vote is advisory, it is therefore not binding on the Company. However, the Board and the Compensation Committee value the opinions of our stockholders, and will consider our stockholders’ views, including what, if any, actions may be appropriate to address any concerns identified through the advisory vote.

At the Company’s 2011, 2014, 2017, 2020, and 2021 annual meetings of stockholders, approximately 99.26%, 89.92%, 96.30%, 95.85%, and 96.18%, respectively, of the votes cast, respectively, supported the Company’s say-on-pay proposal. As noted above, our Board has decided to conduct say-on-pay votes every year following our 2020 Annual Meeting so that our stockholders may express their views on our executive compensation program on an annual basis.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board recommends that the stockholders approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the common shares present, in person or by proxy, and entitled to vote on the proposal. An abstention will have the effect of a vote against this proposal. A broker non-vote will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board:

The Board recommends that stockholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Ratification of Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022. The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides Stockholders an opportunity to communicate with the Board and Audit Committee concerning an important component of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee may reconsider the selection of that firm as the Company's auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions posed by stockholders.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the common shares present, in person or by proxy, and entitled to vote on the proposal. An abstention will have the effect of a vote against this proposal. Brokers have discretionary authority and may vote on the proposal without having instructions from the beneficial owners or persons entitled to vote thereon.

Recommendation of the Board:

The Audit Committee and Board unanimously recommend a vote FOR the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2023 Annual Meeting and to be included in our Proxy Statement must be received at our executive offices, 2425 South Yukon, Tulsa, Oklahoma 74107, no later than December 1, 2022.

However, a stockholder who otherwise intends to present business at the 2023 Annual Meeting of stockholders, including nominations of persons to our Board of Directors, must also comply with the requirements set forth in our Bylaws. The procedures in the Bylaws provide, among other things, that to bring business before an annual meeting or to nominate a person for our Board of Directors, a stockholder must give written notice that complies with the Bylaws to the Secretary of AAON not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting. Thus, a notice of a stockholder proposal or nomination for the 2023 Annual Meeting of stockholders, submitted other than pursuant to Rule 14a-8 of the Exchange Act, as amended, will be untimely if given before January 11, 2023 or after February 10, 2023. As to any such proposals, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed between January 11, 2023 and February 10, 2023. Even if proper notice is received on a timely basis, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Exchange Act.

OTHER MATTERS

The Board knows of no business to be brought before the 2022 Annual Meeting other than as set forth above. If others matters properly become before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

By Order of the Board of Directors

Tulsa, Oklahoma	Gary D. Fields
March 31, 2022	President and CEO

AAON, INC.
Annual Meeting of Shareholders
May 12, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of AAON, Inc., a Nevada corporation, hereby constitutes and appoints Luke A. Bomer and Gary D. Fields, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all shares of stock of the Company standing in the name of the undersigned, at the Annual Meeting of Stockholders of the Company to be held at 2440 South Yukon Avenue, Tulsa, Oklahoma, on Tuesday, May 12, 2022, at 10:00 A.M. (Local Time), and at any adjournment thereof, with all powers that the undersigned would possess if personally present, hereby revoking all previous proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for directors and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Address Change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR All Nominees in Proposal 1:	For	Against	Abstain
1. Election of Directors for a term ending in 2025:
01 A.H. McElroy II	☐	☐	☐
02 Bruce Ware	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2:	For	Against	Abstain	Note: Such other business as may properly come before the meeting or any adjournment thereof.
2. Proposal to approve, on an advisory basis, a resolution on the compensation of AAON's named executive officers as set forth in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3:	For	Against	Abstain
3. Proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date